EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among:

UNITED PACIFIC INDUSTRIES LIMITED,

a Bermuda corporation;

PANTENE GLOBAL HOLDINGS LIMITED,

a Hong Kong corporation;

PANTENE GLOBAL ACQUISITION CORP.,

a Nevada corporation; and

SPEAR & JACKSON, INC.,

a Nevada corporation

Dated as of June 22, 2007

2.10	Tax Matters	10

2.11	Employee and Labor Matters; Benefit Plans	11

2.12	Transactions with Affiliates	11

2.13	Legal Proceedings	11

2.14	Authority	12

2.15	Non-Contravention; Consents	12

2.16	Information Supplied	13

2.17	Fairness Opinion	13

2.18	Financial Advisor	13

2.19	State Takeover Statutes	13

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	13

3.1	Due Organization	14

3.2	Compliance with Legal Requirements	14

3.3	Legal Proceedings	14

3.4	Authority	14

3.5	Non-Contravention; Consents	14

3.6	Information Supplied	15

3.7	Broker Fees	16

3.8	No Prior Merger Sub Operations	16

SECTION 4.	CERTAIN COVENANTS OF THE PARTIES	16

4.1	Access and Investigation	16

4.2	Operations Prior to Closing	16

SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES	19

5.1	Company Proxy Statement	19

5.2	Company Stockholders’ Meeting	20

5.3	UPI Required Filings; Shareholder Approval	20

5.4	Employee Benefits	21

5.5	Indemnification of Officers and Directors	21

5.6	Regulatory Approvals and Related Matters	22

5.7	Confidentiality; Disclosure	23

5.8	Performance of Obligations by Parent and Merger Sub	23

SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	23

6.1	Accuracy of Company Representations	23

6.2	Performance of Covenants	24

6.3	Company Stockholder Approval	24

6.4	Company Officers’ Certificate	24

6.5	UPI Stockholder Approval	24

6.6	Other Governmental Approvals	24

6.7	No Restraints	24

6.8	No Company Material Adverse Effect	24

SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	24

7.1	Accuracy of Parent and Merger Sub Representations	24

7.2	Performance of Covenants	24

7.3	Company Stockholder Approval	24

7.4	Parent Officer’s Certificate	25

7.5	UPI Stockholder Approval	25

7.6	Other Governmental Approvals	25

7.7	No Restraints	25

SECTION 8.	TERMINATION	25

8.1	Termination	25

8.2	Effect of Termination	26

8.3	Expenses	26

SECTION 9.	MISCELLANEOUS PROVISIONS	26

9.1	Amendment	26

9.2	Extension; Waiver	26

9.3	No Survival of Representations and Warranties	27

9.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	27

9.5	Applicable Law; Jurisdiction; Waiver of Jury Trial	27

9.6	Attorneys’ Fees	27

9.7	Assignability; No Third Party Rights	27

9.8	Notices	28

9.9	Severability	29

9.10	Construction	29

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of June  22, 2007, by and among: UNITED PACIFIC INDUSTRIES LIMITED, a Bermuda corporation (“UPI”); PANTENE GLOBAL HOLDINGS LIMITED, a Hong Kong corporation and wholly-owned subsidiary of UPI (“Pantene” and collectively with UPI, the “Parent”), PANTENE GLOBAL ACQUISITION CORP., a  Nevada corporation and a wholly-owned subsidiary of Pantene (“Merger Sub”); and SPEAR & JACKSON, INC., a Nevada corporation and a 61.78% owned subsidiary of Pantene (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.

Parent, Merger Sub and the Company intend to effect a merger of the Company with and into the Merger Sub on the terms and subject to the conditions set forth in this Agreement (the “Merger”) with the Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of Pantene, and the Company ceasing to exist.

B.

The board of directors of the Company has established a special committee of independent director (the “Independent Committee”) to, among other things, consider and evaluate the fairness to the Company and its stockholders (other than Parent and its respective Affiliates) of the Merger and to report its recommendation concerning the Merger to the full board of directors of the Company.

C.

The Independent Committee of the board of directors of the Company has recommended and the board of directors of the Company has unanimously approved this Agreement and the Merger and has deemed the Merger to be advisable and fair to, and in the best interests of the Company and its stockholders.

D.

The respective boards of directors of Parent and Merger Sub have approved this Agreement and the Merger and has deemed the Merger to be advisable and in the best interests of the corporations.

E.

The board of directors of the Company and the Independent Committee have received the written opinion of Capitalink, L.C. (“Capitalink”) that the Cash Consideration (as defined in Section 1.5(iii)) per share to be paid in the Merger in respect of each share held by the Company stockholders (other than shares held by Pantene) is fair, from a financial point of view, to such stockholders, and the Independent Committee has unanimously recommended that the board of directors of the Company approve and authorize this Agreement and the transactions contemplated hereby.

AGREEMENT

The parties to this Agreement, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, agree as follows:

Section 1.

DESCRIPTION OF TRANSACTION

1.1

Merger of the Company into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into the Merger Sub. By virtue of the Merger, at the Effective Time, the separate existence of the Company shall cease and the Merger Sub shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2

Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Nevada Revised Statutes (“NRS”).

1.3

Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Schneider Weinberger & Beilly LLC, on a date to be mutually agreed upon by Parent and the Company, which shall be no later than the second business day after the last of the conditions set forth in Sections 6 and 7 (other than conditions that by their terms are to be satisfied on the Closing Date) are satisfied or waived unless this Agreement is terminated as set forth in Section 8. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, articles of merger that satisfies the applicable requirements of the NRS shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed on the Closing Date with the Secretary of State of the State of Nevada. The Merger shall become effective at the time of the filing of such articles of merger with the Secretary of State of the State of Nevada (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4

Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)

except as provided in Section 5.5(a), the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Legal Requirements (as hereinafter defined);

(b)

except as provided in Section 5.5(a), the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Legal Requirements;

(c)

the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a)

At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)

any shares of Company Common Stock held directly or indirectly by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time, and any Company Common Stock held in treasury, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)

except as provided in clause “(i)” above, each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding any Dissenting Shares) shall be converted into the right to receive US$1.96 in cash, without interest (the “Cash Consideration”);

(iii)

each share of the common stock, $.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall remain as one issued and outstanding share of common stock of the Surviving Corporation.

(b)

Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the Cash Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the provisions of Sections 92A.300 to 92A.500 of the NRS. Each holder of Dissenting

Shares who, pursuant to the provisions of Sections 92A.300 to 92A.500 of the NRS, becomes entitled to payment thereunder for such shares shall receive payment therefor or payment may be withheld in accordance with Sections 92A.300 to 92A.500 of the NRS.  If, after the Effective Time, any Dissenting Shares shall waive, withdraw or lose their status as Dissenting Shares, then, subject to the provisions of Sections 92A.300 to 92A.500 of the NRS, any such shares shall immediately be converted into the right to receive the Cash Consideration in respect of such shares as if such shares had never been Dissenting Shares, and Parent shall deliver to the holder thereof, as promptly as reasonably practicable following the satisfaction of the applicable conditions set forth in Section 1.7 , the Cash Consideration to which such holder would be entitled in respect thereof as if such shares had never been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 1.5(a)). The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the applicable provisions of the NRS and received by the Company, and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the applicable provisions of the NRS. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld) or as otherwise required under the applicable provisions of the NRS, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

1.6

Payment Fund. On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company (the “Paying Agent”) to act as paying agent hereunder for the purpose of distributing the Cash Consideration. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, cash in an aggregate amount equal to the product of the Cash Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time but excluding shares held directly or indirectly by Parent (the “Payment Fund”). The Payment Fund will be invested by the Paying Agent in money market funds that invest solely in direct obligations of the United States government, the Paying Agent’s FDIC insured money market account or similar investments (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be remitted to Parent).

1.7

Payment Procedures.

(a)

As soon as practicable after the Effective Time (but in no event later than five (5) days following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”): (i) a letter of transmittal as reasonably agreed by the parties prior to Closing which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and have such other provisions as Parent and the Company shall reasonably agree prior to the Effective Time, and (ii) instructions for effecting the surrender of such Certificates in exchange for the Cash Consideration. Upon surrender of a Certificate to the Paying Agent (or receipt of an “agent’s message by the Paying Agent (or any other evidence of transfer that the Paying Agent may reasonably request) in the case of the transfer of Company Common Stock held in book-entry form) together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Cash Consideration, without interest, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, equal to the Cash Consideration.

(b)

No interest will be paid or will accrue on any Cash Consideration. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the applicable Cash Consideration shall be payable to such transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

1.8

Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of shares of Company Common Stock on the first anniversary of the Effective Time shall be delivered to Parent, and any holders of shares of Company Common Stock who have not theretofore been paid the Cash Consideration payable to such holder under this Section 1 shall thereafter look only to Parent for the Cash Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to this Section 1 and Parent shall, upon the request of any such former stockholder promptly pay to such former stockholder of the Company the Cash Consideration to which he, she or it is entitled. Any such portion of the Payment Fund remaining unclaimed by holders of shares of Company Common Stock on the date that is three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body pursuant to applicable Legal Requirements) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

1.9

Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time including Treasury stock shall automatically be canceled and retired and shall cease to exist (in exchange for the right to receive the Cash Consideration, without interest, except that shares held directly or indirectly by Parent shall not be entitled to such right), and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.

1.10

Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in a reasonable amount and for a reasonable period of time as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Cash Consideration, without interest, with respect to the shares of Company Common Stock formerly represented thereby.

1.11

No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Cash Consideration from the Payment Fund delivered to a public official pursuant to and in full compliance with any applicable abandoned property, escheat or similar Legal Requirement.

1.12

Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the Cash Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is legally required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, as amended (the “Code”), the rules and regulations promulgated thereunder or any applicable Legal

Requirement. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

1.13

Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows, subject to any exception or disclosure set forth in any part or subpart of the Company Disclosure Schedule:

2.1

Subsidiaries; Due Organization.

(a)

Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. The Company has not agreed and is not obligated to make, nor or is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company, free and clear of all Encumbrances.

(b)

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdictions set forth in Part 2.1(a) of the Company Disclosure Schedule and the Company and each Subsidiary has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its assets in the manner in which its assets are currently owned or leased and used; and (iii) to perform its obligations under all Company Contracts by which it is bound that are material to the Company and its Subsidiaries taken as a whole. The Company has made available to Parent complete and correct copies of the articles of incorporation and bylaws of the Company and each of its Subsidiaries.

(c)

The Company (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of such jurisdictions where the nature of its business requires such qualification, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.2

Capitalization, Etc.

(a)

The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, of which 5,735,561 shares were issued and outstanding as of June22, 2007. The Company holds 6,275,561shares of its capital stock in its treasury. There are no outstanding stock appreciation rights, equity equivalents or phantom stock with respect to the capital stock of the Company.

(b)

All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Except as set forth in Part 2.2(b) of the Company Disclosure Schedule, there is no significant Company Contract currently in effect relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Except as set forth in Part 2.2(b) of the Company Disclosure Schedule, the Company is not under any obligation, nor is it bound by any significant Company Contract to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting or equity securities or interests of the Company or of any Subsidiary or obligating the Company or any Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or relating to the voting of capital stock or equity securities or interests of the Company or any Subsidiary.

2.3

SEC Filings; Financial Statements.

(a)

Except as disclosed in the Company SEC Documents (as defined herein) or on Schedule to Section 2.3(a) of the Company Disclosure Schedule, as of the time it was filed with or furnished to the SEC: (i) each registration statement, proxy statement, report, schedule, form, certification and other document filed by the Company with, or furnished by the Company with or to, the SEC since October 1, 2004, including all amendments thereto (collectively, the “Company SEC Documents”), complied as to form, and all documents filed by the Company with, or furnished by the Company with or to, the SEC between the date of this Agreement and the date of Closing (the “Interim SEC Documents”) will comply as to form, in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained or, in the case of the Interim SEC Documents, will contain any untrue statement of a material fact or omitted or, in the case of the Interim SEC Documents, will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Interim SEC Documents that are amended or superseded prior to the Closing Date, by the filing or furnishing of the applicable amending or superseding Interim SEC Document. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion in any Interim SEC Document. All statements, reports, schedules, forms, certifications and other documents required to have been filed by the Company with or to the SEC since October 1, 2004 have been so filed.

(b)

The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its

Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby.

(c)

Except for those liabilities that are reflected or reserved on the Company Unaudited Balance Sheet (as defined in Section 2.5 of this Agreement) (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2007, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent and whether due or to become due) that has had or is reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect.

2.4

Absence of Changes. Except as set forth on Part 2.4 of the Company Disclosure Schedule or the Company SEC Documents, since March 31, 2007, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, and, without limiting the generality of the foregoing:

(a)

there has not been any Company Material Adverse Effect;

(b)

neither the Company nor any of its Subsidiaries has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, other than dividends by a wholly-owned Subsidiary of the Company; or (ii) repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(c)

there has been no amendment to the articles of incorporation or bylaws of the Company or any Subsidiary of the Company;

(d)

neither the Company nor any of its Subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(e)

neither the Company nor any of its Subsidiaries has made any pledge of any of its material assets or permitted any of its material assets to become subject to any Encumbrances

(f)

neither the Company nor any of its Subsidiaries has lent money to any Person in excess of $10,000 in the aggregate or incurred, guaranteed, assumed or otherwise became responsible for any indebtedness in excess of $100,000 in the aggregate;

(g)

neither the Company nor any of its Subsidiaries has changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;

(h)

neither the Company nor any of its Subsidiaries has (i) made or changed any material Tax election, (ii) entered into any settlement or compromise of any material Tax liability or (iii) surrendered any right to claim a material Tax refund;

(i)

neither the Company nor any of its Subsidiaries has prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(j)

neither the Company nor any of its Subsidiaries has settled or compromised any pending or threatened suit, action, claim, arbitration, mediation, inquiry, Legal Proceeding or investigation of or against the Company or any Subsidiary of the Company, unless in connection with such settlements or compromises (A) there was no finding or admission of any violation of any Legal Requirement or the rights of any Person and (B) the sole relief provided was monetary damages not in excess of $100,000 in the aggregate; and

(k)

neither the Company nor any of its Subsidiaries has agreed or committed to take any of the actions referred to in clauses “(b)” through “(j)” above.

2.5

Title to Assets. The Company owns, and has good and valid title to, all material assets purported to be owned by it, including all material assets reflected on the balance sheet of the Company as of March 31, 2007 contained in the Company SEC Documents (the “Company Unaudited Balance Sheet”) (except for assets sold or otherwise disposed of since the date of the Company Unaudited Balance Sheet). Except as would not be material to the Company and the Subsidiaries as a whole, all of said assets are owned by the Company free and clear of any Encumbrances, except for liens described in Part 2.5 of the Company Disclosure Schedule. The Company or its Subsidiaries are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Company Unaudited Balance Sheet. Except as would not be material to the Company and the Subsidiaries as a whole, the assets owned or leased by the Company or its Subsidiaries constitute all the assets used in the business of the Company and its Subsidiaries (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear and immaterial impairments of value and damage).

2.6

Real Property; Leasehold

Except as contained in the Company SEC Documents, neither the Company nor any of its Subsidiaries own any real property. Except as would not be material to the Company and the Subsidiaries as a whole, the Company SEC Documents sets forth an accurate and complete list of each lease pursuant to which any real property is being leased to the Company or any of its Subsidiaries. (All real property leased to the Company or any of its Subsidiaries is referred to as the “Leased Real Property”).

2.7

Contracts.

(a)

Subsections (i) through (v) of Part 2.7 of the Company Disclosure Schedule identify each Company Contract that constitutes a Company Significant Contract as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a “Company Significant Contract”:

(i)

any Contract constituting a Company Employment Agreement pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination, bonus or similar payment in excess of $50,000 to any Company Associate (except as may be required by applicable Legal Requirements and other than payments constituting base salary or commissions paid in the ordinary course of business);

(ii)

any Contract involving the payment of royalties or other amounts calculated based upon the revenues, income or similar measures of results of the Company or any of its Subsidiaries or based upon income, revenues, unit sales or similar measures of results related to any product or service of the Company or any of its Subsidiaries which, in any case, is reasonably likely to involve payments of more than $50,000 during the 12-month period commencing on the date of this Agreement;

(iii)

any Contract granting to any Person a right of first refusal or right of first offer on the sale of any part of the business of the Company or any of its Subsidiaries or imposing any restriction on the right or ability of the Company or any Affiliate to: (A) engage in any type or line of business or compete with any other Person; (B) acquire any product or other asset or any services from any other Person; (C) develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; or (D) transact business with any other Person;

 (iv)

any Contract relating to any currency hedging;

  (v)

any Contract constituting or relating to a Government Contract or Government Bid that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate; and

The Company has delivered or made available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Significant Contract.

(b)

Each Company Significant Contract is (1) to the knowledge of the Company, a valid and binding obligation of the other parties thereto and (2) in full force and effect in all material respects.

(c)

Except as set forth in Part 2.7(c) of the Company Disclosure Schedule: (i) the Company has not materially violated or materially breached, or committed any default under, any Company Significant Contract; (ii) to the knowledge of the Company, no other Person has materially violated or materially breached, or committed any default under, any Company Significant Contract; (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a material violation or material breach of any Company Significant Contract; (B) give any Person the right to declare a default under any Company Significant Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or any additional material rights under any Company Significant Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Significant Contract; or (E) give any Person the right to cancel, terminate or modify in any material respect any Company Significant Contract; and (iv) since December 31, 2006, the Company has not received any written notice regarding any actual or possible material violation or material breach of, or default under, any Company Significant Contract.

2.8

Compliance with Legal Requirements.

(a)

Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company is in compliance in all material respects with all applicable Legal Requirements. Except as contained in the Company SEC Documents, since October 1, 2004, the Company has not received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

(b)

The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c)

The Company has designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to provide reasonable assurance that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(d)

The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)

To the knowledge of the Company, since the filing of its Annual Report on Form 10-K for the year ended September 30, 2006 through the date hereof, the Company has not identified any material weaknesses in the design or operation of internal control over financial reporting.

(f)

There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company in material violation of the Sarbanes-Oxley Act.

2.9

Governmental Authorizations. The Company holds all material Governmental Authorizations necessary to enable the Company to conduct its business substantially in the manner in which its business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect, except as would not be materially adverse to the Company and its Subsidiaries taken as a whole. Since October 1, 2004, the Company has not received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. To the knowledge of the Company, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Authorization that would affect in any material respect the ability of the Company to conduct business as currently conducted.

2.10

Tax Matters.

(a)

Each of the material Tax Returns required to be filed by or on behalf of the Company or any Subsidiary of the Company with any Governmental Body prior to the date of this Agreement: (i) has been filed on or before the applicable due date (including any extensions of such due date); (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements and (iii) when filed, was complete and accurate in all material respects and disclosed all Taxes required to be paid by the Company or any Subsidiary of the Company for the periods covered thereby. All material Taxes (whether or not shown on any Tax Return) owed by the Company or any Subsidiary of the Company have been timely paid or provided for.

(b)

The Company Unaudited Balance Sheet accrues all liabilities for all material Taxes of the Company or any Subsidiary of the Company with respect to all periods through the date thereof in accordance with GAAP, and no liabilities for material Taxes have been incurred since the date of the Company Unaudited Balance Sheet other than in the operation of the business of the Company or such Subsidiary in the ordinary course of business. The Company has established, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all material Taxes of the Company or any Subsidiary of the Company since the date of the Company Unaudited Balance Sheet.

(c)

To the knowledge of the Company, no material Tax Return of the Company or any Subsidiary of the Company is currently subject to an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any material Tax Return of the Company or any Subsidiary of the Company has been granted by the Company or any Subsidiary of the Company, and no such extension or waiver has been requested from the Company or any subsidiary of the Company.

2.11

Employee and Labor Matters; Benefit Plans

(a)

To the knowledge of the Company, no Company officer or director is a party to or is bound by any noncompetition agreement or other Contract (with any Person) that may have a material effect on the business or operations of the Company.

(b)

Except as provided in the Company SEC Documents, as of the date of this Agreement, the Company is not a party to, nor does it have a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employee, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any Company Employee. There is not now pending, and, to the knowledge of the Company, no Person has threatened in writing to commence, any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity. There is no material claim or grievance pending or, to the knowledge of the Company, threatened in writing relating to any employment Contract, wages and hours, plant closing notification, labor dispute, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c)

The Company has delivered or made available to Parent accurate and complete copies of, as of the date of this Agreement: (i) documents setting forth the material terms of each Company Employee Plan, including all amendments thereto and all related trust documents; (ii) the most recent annual report, if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) all administrative service agreements and group insurance contracts; and (vi) all material correspondence since October 1, 2004 to or from any Governmental Body relating to any Company Employee Plan.

(d)

Except as contained in the Company SEC Documents, each of the Company and Company Affiliates has performed all obligations required to be performed by it under each Company Employee Plan, except as would not reasonably be expected to result in a Company Material Adverse Effect. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, the Company or any Company Affiliate (other than any liability for ordinary administration expenses).

2.12

Transactions with Affiliates. Except as set forth in the Company SEC Documents, as of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company or Company Associate (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.13

Legal Proceedings. Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no pending Legal Proceeding to which the Company or its Subsidiaries is a party or, to the knowledge of the Company, to which any other Person is a party, and (ii) to the knowledge of the Company, no Governmental Body or other Person has threatened in writing to commence any Legal Proceeding to which the Company or its Subsidiaries is a party or was so threatened to become a party or, to the knowledge of the Company, to which any other Person is a party or was so threatened to become a party, in each case (1) that would reasonably be expected to have a Company Material Adverse Effect or (2) that challenges, or that seeks to prevent, delay, make illegal or otherwise materially interfere with, the Merger.

2.14

Authority. The Company has the corporate right, power and authority to enter into and to perform and, subject to obtaining the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting, consummate its obligations under this Agreement. The  board of directors of the Company, based on the recommendation of the Independent Committee (at a meeting duly called and held or acting by unanimous written consent), as of the date of this Agreement has: (a) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders other than Parent and its respective Affiliates and Associates; (b) authorized,  approved and adopted the execution, delivery and performance of this Agreement by the Company and approved the Merger; and (c) recommended the  approval of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting, which recommendation, as of the date hereof, has not been rescinded, modified or withdrawn in any way.

2.15

Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Securities Act, the Exchange Act, the NRS, state securities or “blue sky” laws, except as set forth in Part 2.15 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)

contravene, conflict with or result in a violation of any of the provisions of the articles of incorporation or bylaws of the Company;

(b)

contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which the Company or any of its material assets is subject;

(c)

contravene, conflict with or result in a material violation, a material breach or a default of, or forfeiture of any rights under, any of the terms or requirements of any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company as currently conducted;

(d)

contravene, conflict with or result in a violation or breach of in any material respect, or result in a default under, any provision of any Company Significant Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Significant Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Significant Contract; (iii) accelerate the maturity or performance of any such Company Significant Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Significant Contract; or

(e)

result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company,

except, in the case of clauses “(b),” “(c)” and “(e)” of this sentence, as would not reasonably be expected to have a Company Material Adverse Effect. Except: (A) as may be required by the Securities Act, the Exchange Act, and the NRS and (B)  as would not reasonably be expected to have a Company Material Adverse Effect, the Company was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (1) the execution, delivery or performance of this Agreement; or (2)  the consummation of the Merger or any of the other Contemplated Transactions.

2.16

Information Supplied. The preliminary and definitive proxy statements to be filed by the Company with the SEC (including information incorporated by reference therein) (collectively, the “Proxy Statement”) shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, and any other filings, schedules or materials required under the Exchange Act to be filed with the SEC in connection with obtaining the Required Company Stockholder Vote (as defined in Section 6.3) (each such filing, a “Required Filing”) shall not, as of the date thereof, the date of any amendment or supplement thereto and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or, in the case of the Proxy Statement, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Proxy Statement and any Required Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement or an amendment or supplement to any Required Filing, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion in the Proxy Statement or any Required Filing.

2.17

Fairness Opinion. Prior to the execution of this Agreement, the Company received an opinion from Capitalink, L.C., financial advisor to the Company, to the effect that, as of June 14, 2007 and based upon and subject to the matters set forth therein, the Cash Consideration is fair, from a financial point of view, to the stockholders of the Company, other than the Parent. The Company shall deliver an executed copy of such opinion to Parent promptly following execution of this Agreement.

2.18

Financial Advisor. Except for Capitalink, the fees and expenses of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.19

State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the transactions contemplated by this Agreement.

Section 3.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows, subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) any exceptions or disclosures cross-referenced to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure qualifies such other representation or warranty:

3.1

Due Organization.

(a)

UPI is a corporation duly organized, validly existing and in good standing under the laws of Bermuda, Pantene is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and each of UPI, Pantene and Merger Sub have all necessary power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own or lease and use their assets in the manner in which their assets are currently owned or leased and used; and (iii) to perform their obligations under all Contracts by which they are bound that are material to Parent and its Subsidiaries taken as a whole.

(b)

Each of UPI, Pantene and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of such jurisdictions where the nature of its business requires such qualification, except as would not reasonably be expected to have a Parent Material Adverse Effect.

3.2

Compliance with Legal Requirements. Each of Parent and Merger Sub are in compliance with all applicable Legal Requirements, except as would not reasonably be expected to affect its ability to consummate the Merger or any of the other transactions contemplated by this Agreement. Neither Parent nor Merger Sub has received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

3.3

Legal Proceedings. There is no pending Legal Proceeding against Parent or any of its Subsidiaries and, to the knowledge of Parent, no Governmental Body or other Person has threatened in writing to commence any Legal Proceeding against Parent or any of its Subsidiaries, that challenges, or that seeks to prevent, delay, make illegal or otherwise interfere with, the Merger.

3.4

Authority. Each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform and consummate its obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held or by unanimous written consent) as of the date of this Agreement has: (a) determined that the Merger is advisable and in the best interests of Parent; and (b) subject to shareholders’ approval, authorized and approved the execution, delivery and performance of this Agreement by Parent and approved the Merger. The board of directors of Merger Sub (by unanimous written consent) has: (i) determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its stockholder; (ii) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and approved the Merger. Pantene, as sole stockholder of Merger Sub, has approved this Agreement. UPI, as the sole stockholder of Pantene is required to obtain stockholder approval to approve this Agreement and the Merger and intends to recommend the adoption of this Agreement by the holders of its ordinary shares and will direct that this Agreement and the Merger be submitted for consideration by UPI’s stockholders at a UPI Stockholders’ Meeting. Except as otherwise disclosed, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub.

3.5

Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Securities Act, the Exchange Act,, state securities or “blue sky” laws, and the Stock Exchange of Hong Kong Stock Limited (“SEHK”), neither (1) the execution and delivery of this Agreement by Parent and Merger Sub, nor (2) the consummation of the Merger or any of the Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)

contravene, conflict with or result in a violation of any of the provisions of the articles of incorporation or bylaws of Parent or Merger Sub;

(b)

contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent or Merger Sub, or any of their material assets, is subject; or

(c)

contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Contract; (iii) accelerate the maturity or performance of any such Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Contract;

except, in the case of clauses “(b)” and “(c)” of this sentence, as would not reasonably be expected to have a Parent Material Adverse Effect. Except: (A) as may be required by the Securities Act, the Exchange Act, and the SEHK; and (B) as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (1) the execution, delivery or performance of this Agreement; or (2) the consummation of the Merger or any of the Contemplated Transactions.

3.6

Information Supplied.

(a)

The materials (as defined herein) to be filed by the Parent with the SEHK (including information incorporated by reference therein) (collectively, the “SEHK Materials”) shall not, on the filing date, on the date of mailing to the UPI stockholders and at the time of the UPI Stockholders’ Meeting, and any other filings, schedules or materials required under the SEHK rules to be filed with the SEHK in connection with obtaining the Required UPI Stockholder Vote shall not, as of the date thereof, the date of any amendment or supplement thereto and at the time of the UPI Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or, omit to state any material fact necessary to correct any statement in any earlier communication for the UPI Stockholders’ Meeting which has become false or misleading. The SEHK Materials will comply as to form in all material respects with the provisions of the rules and regulations of the SEHK. If at any time prior to the Effective Time any event relating to the Parent or any of its Affiliates should be discovered by the Parent which is required to be set forth in a supplement to the SEHK Materials or an amendment or supplement thereto, the Parent shall promptly inform the Company. Notwithstanding the foregoing, the Parent makes no representation or warranty with respect to any information supplied by the Company for inclusion in the SEHK Materials.

(b)

The information supplied by Parent for inclusion in the Proxy Statement and any Required Filing shall not (i) in the case of the Proxy Statement, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, or (ii) in the case of any Required Filing, as of the date thereof, the date of any amendment or supplement thereto and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement or an amendment or supplement to any Required Filing. Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in the Proxy Statement or any Required Filing.

3.7

Broker Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent.

3. 8

No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.

CERTAIN COVENANTS OF THE PARTIES

4.1

Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement (the “Pre-Closing Period”), the Company shall (and shall cause its Subsidiaries to): (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours, upon reasonable notice to the Company, to the Company’s and its Subsidiaries’ personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company or its Subsidiaries; and (b) provide or make available to Parent and Parent’s Representatives such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company or its Subsidiaries as Parent may reasonably request. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company and Parent shall promptly provide the other party with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company, Parent or Merger Sub, as applicable, in connection with the Merger or any of the other Contemplated Transactions. The foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or the violation of any obligations of the Company with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any applicable attorney-client privilege so long as the Company has taken reasonable steps to permit inspection of or to disclose information described in this clause (ii) on a basis that does not compromise the Company’s privilege with respect thereto or (iii) the violation of any applicable Legal Requirement. The parties shall seek in good faith appropriate substitute disclosure arrangements under circumstances in which the immediately preceding sentence applies.

4.2

Operations Prior to Closing.

(a)

Except as set forth in Part 4.2(a) of the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, during the Pre-Closing Period, the Company shall, in all material respects, conduct its business and operations in the ordinary course and in accordance with past practices and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries and maintain its existing relationships and goodwill with material customers, suppliers, distributors, creditors, lessors, lessees, employees and business associates.

(b)

Without limiting the generality of the foregoing clause (a), except as set forth in Part 4.2(b) of the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, during the Pre-Closing Period, the Company shall not, and shall not permit any Subsidiary to (without the prior written consent of Parent, which consent shall not be unreasonably withheld):

(i)

(A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, except for dividends by a wholly-owned Subsidiary of the Company, or (B) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii)

sell, issue, grant, pledge or otherwise encumber or authorize the sale, issuance, grant, pledge or encumbrance of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exercisable or exchangeable for any capital stock or other security;

(iii)

amend or permit the adoption of any amendment to its articles of incorporation or bylaws of the Company or any Subsidiary of the Company;

(iv)

adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(v)

authorize or make any commitment with respect to any capital expenditure (except that the Company may authorize or make a commitment with respect to any capital expenditures that, in the aggregate, do not exceed $100,000 between the date hereof and December 31, 2007;

(vi)

other than in the ordinary course of business and consistent with past practices, amend, terminate (other than expiration in accordance with its terms) or waive any material right or remedy under, any Company Significant Contract;

(vii)

other than the renewal or extension of any such contract on substantially similar terms, enter into any contract that would have been a Company Significant Contract pursuant to Section 2.7(a);

(viii)

acquire, lease or license any right or other asset from any other Person (except as permitted under clause (v) above) or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for any right or asset: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices and not in an aggregate amount of more than $50,000; or (B) that is not material to the business of the Company);

(ix)

acquire (including by merger, consolidation, acquisition of stock or assets or any other business combination) any business or any corporation, partnership, association or other business organization or division thereof that is material to the Company;

(x)

make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances;

(xi)

lend money to any Person (other than (1) routine travel and business expense advances and sales commissions draws made to Company Employees in the ordinary course of business and (2) routine deferred collections of withholding taxes from employees who are not executive officers of the Company (as defined in Rule 3b-7 under the Exchange Act) in connection with the vesting of restricted shares issued under the Company Option Plans), or incur, guarantee assume or otherwise become responsible for any indebtedness in excess of $50,000 in the aggregate;

(xii)

except as expressly contemplated by Section 4.2(b)(xiii), establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any Company Employees (except that the Company: (A) may provide routine, reasonable salary increases to Company Employees who are not executive officers of the Company (as defined in Rule 3b-7 under the Exchange Act) in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement and (D) may make stay bonus payments to any employee not listed on Part 4.2(b)(xii) of the Company Disclosure Schedule so long as such payments are not in excess of $15,000 to any individual employee;

(xiii)

hire any employee (A) with an annual base salary in excess of $50,000 or (B) at the level of executive vice president or above or appoint any non-executive director with annual director’s fees in excess of $75,000;

(xiv)

other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(xv)

(A) make or change any material Tax election, (B) enter into any settlement or compromise of any material Tax liability or (C) surrender any right to claim a material Tax refund;

(xvi)

prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(xvii)

except in connection with the derivative action Hapka v. Crowley, et al. Case No: CA005068, filed on June 1, 2004 in the Circuit Court for Palm Beach County, Florida, settle or compromise any pending or threatened suit, action, claim, arbitration, mediation, inquiry, Legal Proceeding or investigation of or against the Company or any Subsidiary of the Company, unless in connection with such settlements or compromises (A) there is no finding or admission of any violation of any Legal Requirement or the rights of any Person and (B) the sole relief provided is monetary damages not in excess of $50,000 in the aggregate;

(xviii)

enter into any material Contract that requires the consent or approval of any Person to consummate the Contemplated Transactions;

(xix)

enter into a new, or amend in any material respect any existing, transaction, agreement, arrangement or understanding between (A) the Company or any Subsidiary of the Company, on the one hand, and (B) any Affiliate or Associate of the Company (other than any Subsidiary of the Company), on the other hand; or

(xx)

agree or commit to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.2(b). If the Company desires to take an action that requires the prior written consent of Parent pursuant to this Section 4.2(b), which consent shall not be unreasonably withheld, the Company shall deliver to Parent a written request for such written consent. Parent shall use commercially reasonable efforts to approve or deny the Company’s request as soon as reasonably practicable, and in any event within two business days after Parent has received the Company’s request. If the Company receives no such consent or denial within two business days after Parent has received the Company’s request, Parent shall be deemed to have granted its consent to the action set forth in such request.

During the Pre-Closing Period, the Company shall promptly notify Parent in writing after learning of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that would reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any material Legal Proceeding or material claim threatened in writing, commenced or asserted against or with respect to the Company. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d)

During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that would reasonably be expected to have a Parent Material Adverse Effect. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any material Legal Proceeding or material claim threatened in writing, commenced or asserted against or with respect to Parent relating to the Merger or the other Contemplated Transactions. No notification given to the Company pursuant to this Section 4.2(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.3

No Solicitation; Superior Offer.

(a)

During the Pre-Closing Period, the Company shall not, and the Company shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly other than as set forth below:

(i)

solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal; or

(ii)

enter into any Contract contemplating or providing for any Acquisition Transaction unless it is anticipated that such Contract will provide a Superior Offer, as defined in Section 4(c) herein;

provided, however, that prior to the Company Stockholders’ Meeting, the Company may furnish information (including non-public information) regarding the Company to, or enter into discussions and negotiations with, any Person in response to an unsolicited, bona fide written proposal, and made after the date hereof that constitutes, or has a reasonable likelihood of resulting in, a Superior Offer, as defined in Section 4(c) herein, if: (A) neither the Company nor any Representative of the Company shall have breached any of the other provisions set forth in this Section 4.3; (B)  the board of directors of the Company concludes in good faith, after having consulted with outside legal counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duty under applicable law; and (C) prior to furnishing any information regarding the Company to any such Person, such Person has entered into a confidentiality agreement with the Company. At least two business days prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, the Company shall (A) give Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person and (B) furnish such information to Parent (to the extent such information has not been previously furnished by the Company to Parent). The Company agrees that neither it nor its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits the Company from providing such information to Parent.

(b)

The Company shall promptly (and in no event later than 24 hours after receipt of any proposal) advise (orally and in writing) Parent of any proposal or inquiry that would reasonably be expected to lead to the making of a Superior Offer (including the identity of the Person making or submitting such proposal, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent reasonably informed on a prompt basis with respect to: (i) the status of any  proposal; and (ii) the status and terms of any material modification thereto.

(c)

“Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal by any other Person(s) that  the Company’s board of directors and/or the Independent Committee determines, by resolution duly adopted, in its good faith reasonable judgment, and after consulting with its independent financial advisor, and after taking into account the likelihood and anticipated timing of consummation of any Superior Offer, which provides the following: (a) a tender for all, and not less than all, of the minority shares of common stock of the Company, (b) commencement of the tender to occur within fourteen (14) days of the date of the Superior Offer, (c) reasonable and customary closing conditions and no additional material conditions, (d) a financing commitment from a recognized national financing institution, and (e) the potential bidder has been informed and acknowledges that, in accordance with the UK Pensions Act of 2004 (as may be amended from time to time), in certain circumstances, an owner of shares in the Company that exceeds a threshold of 29.9% of the issued and outstanding shares, may be required to make contributions to reduce the underfunded pension liability of certain of the Company’s UK subsidiaries.

.

Section 5.

ADDITIONAL COVENANTS OF THE PARTIES

5.1

Company Proxy Statement; Required Filing.

(a)

Promptly after the date of this Agreement, the Company shall prepare (with the assistance of Parent) and cause to be filed with the SEC (i) preliminary proxy materials to obtain the Required Company Stockholder Vote and (ii) any Required Filings. Promptly following the later of (i) receipt and resolution of SEC comments on the preliminary proxy materials and any Required Filing or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. Parent and the Company will cooperate with each other in the preparation of the Proxy Statement and any Required Filing and, prior to filing the Proxy Statement or any Required Filing, the Company shall provide Parent with reasonable opportunity to review and comment on each such filing in advance.

(b)

The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement or any Required Filing) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any Required Filing or any other filing or for additional/supplemental information, and will promptly supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, any Required Filing or other filing. Parent and the Company will cooperate with each other in the preparation of any written response and the Company shall provide Parent with reasonable opportunity to review and comment on any written response in advance. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, any Required Filing or any other filing, the Company shall promptly inform Parent of such occurrence, cooperate with Parent in the preparation of any such amendment or supplement, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, and shall cooperate in filing with the SEC or its staff or any other government officials, and/or, to the extent required, mailing to the stockholders of the Company, such amendment or supplement.

5.2

Company Stockholders’ Meeting.

(a)

As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, the Company shall take all action necessary under all applicable Legal Requirements to duly call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement by the Required Company Stockholder Vote (the “Company Stockholders’ Meeting”). The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)

Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the  board of directors of the Company, based in part upon the recommendation of the Independent Committee, recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company’s board of directors, based in part upon the recommendation of the Independent Committee, that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (ii) except as provided below, the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or the Independent Committee to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted. Notwithstanding anything to the contrary herein: (A) nothing in this Agreement shall preclude the Company from making any public disclosure of any material facts, if: the Company’s board of directors or Independent Committee determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties or is required by any Legal Requirement; and (B) nothing in this Agreement shall preclude the Company, the Company’s board of directors or the Independent Committee from complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal).

(c)

Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn, or modified in a manner adverse to Parent, pursuant to applicable provisions of the NRS, if the Company's board of directors or the Independent Committee, after consulting with outside legal counsel representing the Company, determines in good faith that the failure to withdraw or modify the Company prior board Recommendation would be inconsistent with its fiduciary duties under applicable Legal Requirements. The Company shall notify Parent promptly (but in no event later than 24 hours after such withdrawal or modification) of any withdrawal of or modification to the Company Board Recommendation.

(d)

the Company’s obligation to duly call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not remain in effect in the event of any withdrawal or modification of the Company Board Recommendation

(e)

In the event that this Agreement is terminated by the Company pursuant to Section 8.1(i) and Section 5.2(c) by reason (A) of the Company  after the date of this Agreement having received a Superior Offer, the Company will cause the Person or “group” of Persons making the Superior Offer to pay to the Parent, Pantene and Merger Sub within 30 days of termination of this Agreement, all documented, reasonable costs and expenses up to $850,000 in the aggregate incurred by the Company, Parent, Pantene and Merger Sub  in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $125,000 to Parent, or (B) for any other reason after the date of this Agreement, the Company will pay all documented, reasonable costs and expenses up to $850,000 in the aggregate incurred by Parent, Pantene and Merger Sub in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $125,000 to Parent.

5.3

UPI Required Filing; Stockholder Meeting.

(a)

Promptly after the date of this Agreement, UPI and Pantene shall prepare (with the assistance of the Company) and, subject to and promptly after the date this Agreement has been duly adopted by the Required Company Stockholder’s Vote (as defined herein), cause to be filed the SEHK Materials to obtain the Required UPI Stockholder Vote (as defined herein) and cause such SEHK Materials to be mailed to the UPI stockholders. Parent and the Company will cooperate with each other in the preparation of the SEHK Materials and, prior to filing the SEHK Materials, the Parent and UPI shall provide Company with reasonable opportunity to review and comment on each such filing in advance.

(b)

As promptly as practicable after the SEHK Materials are cleared by the SEHK for mailing to the UPI stockholders, UPI shall take all action necessary under all applicable Legal Requirements to duly call, give notice of and hold a meeting of the holders of Common Stock of UPI to vote on the adoption of this Agreement by the Required UPI Stockholder Vote (the “UPI Stockholders’ Meeting”).

5.4

Employee Benefits.

(a)

 Parent agrees that all employees of the Company or its Subsidiaries who continue employment with the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) will continue to participate in, such Company Employee Plans, if any, as are continued by the Company or any of its Subsidiaries following the Closing Date (for the purposes of this Section 5.4 only, the “Specified Benefit Plans”).

(b)

Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any Company Employee to employment with Parent, the Surviving Corporation, Subsidiary of the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons (as defined in Section 5.5(a)) to the extent of their respective rights pursuant to Section 5.5, no Company Employee, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.

5.5

Indemnification of Officers and Directors.

(a)

After the Effective Time for a period of two years from the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur on or prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or the Merger, or the Contemplated Transaction, or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement to the extent that any such Indemnified Person is indemnified by the Company pursuant to the Company’s articles of incorporation and bylaws as in effect on the date hereof, any other indemnification arrangement as in effect on the date hereof or under the NRS. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the covenants contained in this Section 5.5. Parent agrees not to amend the articles of incorporation or bylaws of Merger Sub to diminish the indemnity. Nothing herein limits the rights of any indemnified person or party pursuant to any applicable law, contract, articles of incorporation, bylaws, or otherwise including without limitation for any periods after two years from the Effective Date.

(b)

Parent shall pay, or upon the reasonable request of any indemnified person, advance all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.5.

(c)

This Section 5.5 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Persons, their heirs and personal representatives and shall be binding on Parent, the Surviving Corporation and its respective successors and assigns, and may not be amended, altered or repealed in a manner that could reasonably be expected to be adverse to the Indemnified Persons after the Effective Time without the prior written consent of the affected Indemnified Person (provided that such amendment, alteration or repeal prior to the Effective Time shall be governed by Section 9.1). In the event that Parent, the Surviving Corporation or any of its respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.5.

5.6

Regulatory Approvals and Related Matters.

(a)

In addition to and without limitation on the other provisions of this Section 5.6, each party shall use reasonable best efforts to prepare and file, as promptly as practicable after the date of this Agreement, all necessary notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the Contemplated Transactions.

(b)

Parent, Merger Sub and the Company each shall promptly supply the other party with any information that may be required in order to effectuate any filings or applications pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, each of the Company and Parent shall consult with the other party prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the Contemplated Transactions, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Body in connection with this Agreement or the Contemplated Transactions; provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that any Legal Requirement applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or to the extent required by any existing confidentiality or non-disclosure agreement.

(c)

Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Body in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Body for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d)

Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the Merger and, without limiting the generality of the foregoing, each party to this Agreement: (i) shall prepare and make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the Contemplated Transactions; and (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the Contemplated Transactions, including, but not limited to, (A) entering into negotiations with any applicable Governmental Body; and (B) providing information required by law or governmental regulation; provided, however, that nothing in this Agreement shall require, or be construed to require, Parent to (1) proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or (2) agree to any changes or restriction in the operations of any such assets or businesses that, in the case of clause (2), would have a Parent Material Adverse Effect as defined in subsection (a) of the term “Parent Material Adverse Effect.”

5.7

Confidentiality; Disclosure.

(a)

Parent and Merger Sub will hold and will cause their Representatives to hold in confidence, all documents and information furnished in connection with this Agreement. Other than documents or information (i) available to the public, (ii) which are or become known by Parent or Merger Sub from a source other than Parent or Merger Sub, as the case may be, other than by a breach of a confidentiality obligation owed to Parent or Merger Sub, respectively, or (iii) required by law to be disclosed.

(b)

The initial press release issued by Parent and the Company concerning this Agreement and the Contemplated Transactions shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding the Merger or the Contemplated Transactions, except as may be required by applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Section 5.7, the obligations of Parent and the Company set forth in this Section 5.7 shall not apply with respect to any public statement pursuant to Section 5.2(b) or relating to the withdrawal or modification of the Company Board Recommendation pursuant to Section 5.2(c).

5.8

Performance of Obligations by Parent and Merger Sub. Pantene, as the sole stockholder of Merger Sub, shall, subject to its shareholders’ approval, adopt this Agreement and approve the Merger and shall cause Merger Sub to perform each of its obligations under this Agreement.

Section 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1

Accuracy of Company Representations. The representations and warranties of the Company set forth in Section 2 of this Agreement other than those listed in the immediately preceding sentence shall be true and correct, on the date hereof and as of the Closing Date as though made on and as of the Closing

Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

6.2

Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3

Company Stockholder Approval. This Agreement shall have been duly adopted by the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the votes required being referred to herein as the “Required Company Stockholder Vote”).

6.4

Company Officers’ Certificate. Parent shall have received a certificate executed by the Principal Executive Officer and Chief Financial Officer of the Company, in their capacities as such, confirming that the conditions set forth in Sections 6.1 (Accuracy of Company Representations), 6.2 (Performance of Covenants) and 6.3 (Company Stockholder Approval) have been satisfied.

6.5

UPI Stockholder Approval. . This Agreement shall have been duly approved by the holders of a majority of the voting power of the ordinary shares of UPI outstanding on the record date for the Stockholders’ Meeting of (the “Required UPI Stockholder Vote”).

6.6

Other Governmental Approvals. Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any material Antitrust Law set forth on Part 6.6 of the Company Disclosure Schedule shall have been obtained and shall remain in full force and effect.

6.7

No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.8

No Company Material Adverse Effect. Since the date of this Agreement, no Effect shall have occurred that, individually or when together with all other Effects, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 7.

CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1

Accuracy of Parent and Merger Sub Representations. The representations and warranties of Parent and Merger Sub set forth in Section 3 of this Agreement shall be true and correct on the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

7.2

Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3

Company Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.4

Parent Officer’s Certificate. The Company shall have received a certificate executed by an executive officer of Parent, in his or her capacity as such, confirming that the conditions set forth in Sections 7.1 (Accuracy of Parent and Merger Sub Representations), 7.2 (Performance of Covenants), and 7.5 (UPI Stockholder Approval) have been satisfied.

7.5

UPI Stockholder Approval. This Agreement shall have been duly approved by the Required UPI Stockholder Vote.

7.6

Other Governmental Approvals. Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any material Antitrust Law set forth on Part 7.6 of the Company Disclosure Schedule shall have been obtained and shall remain in full force and effect.

7.7

No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order against the Company preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.8

Fairness Opinion.  The Fairness Opinion of Capitalink has not been withdrawn or modified in any material respect.

Section 8.

TERMINATION

8.1

Termination. This Agreement may be terminated prior to the Effective Time:

(a)

by mutual written consent of Parent and the Company, duly authorized by the board of directors of Parent and the Company’s board of directors (with the approval of the Independent Committee);

(b)

by either Parent or the Company (with the approval of the Independent Committee) if the Merger shall not have been consummated by December 31, 2007 or any other date that Parent and the Company may agree upon in writing (the “End Date”);

(c)

by either Parent or the Company (with the approval of the Independent Committee) if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(d)

by either Parent or the Company (with the approval of the Independent Committee) if: (i)  this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote or (ii) this Agreement shall not have been adopted at the UPI Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof);

(e)

by Parent if a Company Triggering Event shall have occurred;

(f)

by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that, if such breach were occurring or continuing on the Closing Date, the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied and which breach cannot be or has not been cured prior to the earlier to occur of (i) 30 days following written notice thereof to the breaching party or (ii) the End Date; or

(g)

by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that, if such breach were occurring or continuing on the Closing Date, the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied and which breach cannot be or has not been cured prior to the earlier to occur of (i) 30 days following written notice thereof to the breaching party or (ii) the End Date;

(h)

by either Parent or the Company (with the approval of the Independent Committee) if any of the conditions set forth in Sections 6 or 7 have been rendered impossible to satisfy in a timely manner and is not waived by the party entitled to the benefit thereof; or

(i)

by the Company if its board of directors has withdrawn its recommendation pursuant to Section 5.2(c).

8.2

Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and there shall be no liability or obligation on the part of the Company, Parent or Merger Sub or their respective officers or directors; provided, however, that: (i) Section 5.7(a), this Section 8.2, Section 8.3, and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful or intentional breach of any covenant, obligation, representation or warranty contained in this Agreement.

8.3

Expenses.  Except as provided herein, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid (or caused to be paid) by the party incurring such expenses, whether or not the Merger is consummated.

Section 9.

MISCELLANEOUS PROVISIONS

9.1

Amendment. This Agreement may be amended with the approval of the Company’s board of directors  (with the approval of the Independent Committee) and the board of directors of Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders or the UPI stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders or the UPI stockholders, no amendment shall be made which pursuant to applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of the Company Required Stockholder Vote, or requires further approval of the stockholders of UPI. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2

Extension; Waiver.

(a)

Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, Parent and Merger Sub on the one hand and the Company (with the approval of the Independent Committee) on the other hand may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver.

(b)

No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)

No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3

No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4

Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5

Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the State of Nevada, County of Clark. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING

WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6

Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable and documented attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7

Assignability; No Third Party Rights. Neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect, except that this Agreement and Parent’s and Merger Sub’s rights (but not its obligations) hereunder may be assigned by Parent or Merger Sub to an Affiliate, to a lender or financial institution as collateral for indebtedness or, after the Closing, Parent’s and Merger Sub’s rights and obligations hereunder may be assigned by Parent or Merger Sub in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent or the Surviving Corporation and its Subsidiaries; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the immediately preceding sentence, this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. Except as specifically provided in Section 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8

Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

United Pacific Industries Limited

Suite 27-05/06, 27/F.,

Vicwood Plaza

199 Des Voeux Road Central

Hong Kong

Attn:  The Chairman

Fax:  (852) 2802 9163

With a copy to:

Schneider Weinberger & Beilly LLP

2200 Corporate Blvd. N.W., Suite 210

Boca Raton, FL 33431

Attn:  James Schneider

Fax:  (561) 362-9612

if to the Company:

Spear & Jackson, Inc.

12012 Southshore Boulevard

Suite 103

Wellington, Florida 33414

Attn:  The Chairman

Fax:  (561) 793-7966

with a copy to:

(i) The Chairman of the Board

Atlas Way, Atlas North

Sheffield S4 7QQ

United Kingdom

(ii) Arnstein & Lehr LLP

200 East Las Olas Blvd., Suite 1700

Ft. Lauderdale, Florida 33301

Attn:  Joel Mayersohn

Fax: 954.713.7700

9.9

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10

Construction.

(a)

For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)

The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)

As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)

Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)

The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)

For purposes of Section 8, references to the failure of a party to perform its covenants or obligations in this Agreement shall, in the case of Parent, include the failure of Merger Sub to perform its covenants or obligations in this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

UNITED PACIFIC INDUSTRIES LIMITED,

a Bermuda corporation

By: /s/ Brian C. Beazer

PANTENE GLOBAL HOLDINGS

LIMITED, a Hong Kong corporation

By: /s/ Brian C. Beazer

PANTENE GLOBAL ACQUISITION

CORP., a Nevada corporation

By: /s/ Brian C. Beazer

SPEAR & JACKSON, INC.,

a Nevada corporation

By: /s/ Patrick J. Dyson

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of related transactions (other than: (1) the Contemplated Transactions and (2) any transaction in furtherance of the consummation of the Contemplated Transactions with the express consent of Parent) involving:

(a)

any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation; (ii) in which a Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons directly or indirectly acquires or would acquire beneficial or record ownership of securities representing more than 20% of the outstanding voting securities of the Company or of any new series or new class of capital stock that would be entitled to a class or series vote with respect to the Merger; or (iii) in which the Company issues securities representing more than 20% of the outstanding voting securities of the Company or of any new series or new class of capital stock that would be entitled to a class or series vote with respect to the Merger;

(b)

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries taken as a whole; or

(c)

any liquidation or dissolution of the Company.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Affiliate. “Affiliate” shall have the meaning ascribed to such term under Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

Associate. “Associate” means, with respect to any specified Person, (1) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such Person, or any relative of such spouse.

Closing Date.

“Closing Date” has the meaning as defined in Section 1.3.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current officer, director, or other employee, of the Company or any Company Affiliate.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which any of the Company or any of its Subsidiaries is a party or otherwise bound.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule and exhibits thereto that has been delivered by the Company to Parent upon the execution of the Agreement.

Company Employee. “Company Employee” shall mean any current director, officer or employee of the Company or any of its Subsidiaries.

Company Employee Agreement. “Company Employee Agreement” shall mean any employment, severance, retention, transaction bonus, change in control, material consulting, or other similar Contract between: (a) the Company or any of its Subsidiaries or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of the Company or any of its Subsidiaries or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any of its Subsidiaries pursuant to the Company’s standard severance policies or under applicable foreign law.

Company Employee Plan. “Company Employee Plan” shall mean any material plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing that is maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Affiliate for the benefit of any Company Associate; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company Group. “Company Group” shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor).

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any adverse event, condition, effect, change, event, development or circumstance (each, an “Effect”) that, individually or when considered together with all other Effects, would reasonably be expected to have a material adverse effect on: (a) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) effects resulting from conditions generally affecting the industries in which the Company or its customers participate or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company and its Subsidiaries taken as a whole; (ii) changes in the trading price or trading volume of Company Common Stock; (iii) effects resulting from the announcement (or pre-announcement disclosure), or pendency of the Merger and the Contemplated Transactions (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in distributor, reseller, supplier, partner or similar relationships or any loss of employees); (iv) any failure by the Company to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, in and of themselves (it being understood that the Effects giving rise or contributing to the failure to meet such projections, forecasts or predictions may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (v) stockholder class action or derivative litigation, or similar claims or actions, arising from allegations of breach of fiduciary duty relating to the Company entering into this Agreement or disclosure violations in the securities filings made in connection with the Merger; (vi) effects resulting from compliance with the terms of, or the taking of any action required by, this Agreement, including actions taken pursuant to Section 5.6; (vii) changes in applicable Legal Requirements or GAAP; or (viii) effects resulting directly from the items set forth on Part A of the Company Disclosure Schedule or (b) the ability of the Company to consummate the Merger prior to the Initial End Date or, if applicable, the Extended End Date.

Company Product. “Company Product” shall mean any product or service developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of the Company that is material to the business of the Company as currently conducted, and accounted for at least 5% of Company’s revenues for the fiscal year ending September 30, 2006.

Company SEC Documents.

“Company SEC Documents” bears the meaning as defined in Section 2.3(a).

Company Triggering Event. A “Company Triggering Event” shall be deemed to have occurred if: (a) at any time prior to the Company Stockholder Vote, the Company’s board of directors shall have withdrawn or shall have modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (c) at any time prior to the Company Stockholder Vote, the Company’s board of directors shall have approved or publicly endorsed or recommended any Acquisition Proposal; (d) at any time prior to the Company Stockholder Vote, the Company shall have entered into any letter of intent, acquisition agreement or similar agreement accepting an Acquisition Proposal; or (e) at any time prior to the Company Stockholder Vote, a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement.

Contract. “Contract” shall mean any currently effective and legally binding written agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, commitment or undertaking.

Dissenting Shares. “Dissenting Shares” shall mean any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been properly perfected in accordance with the NRS in connection with the Merger and shall not have been effectively withdrawn or otherwise lost.

Effective Time.

“Effective Time” has the meaning as defined in Section 1.3.

Encumbrance. “Encumbrance” shall mean any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on transfer (except for restrictions arising under applicable securities laws) except for: (i) liens or other imperfections of title that would not be reasonably likely to, individually or in the aggregate, materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company; (ii) liens and encumbrances for Taxes, assessments or other government charges not yet due or which are being contested in good faith; (iii) zoning, building or other similar government restrictions; (iv) easements, covenants, rights of way or other similar restrictions with respect to real property; (v) vendor’s liens not exceeding the unpaid purchase price of the encumbered asset; (vi) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vii) non-exclusive licenses entered into in the ordinary course of business and (viii) liens securing indebtedness that are reflected on the Company Unaudited Balance Sheet.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Expenses. “Expenses” shall mean documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all documented and reasonable fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to Parent.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

Know-How. “Know-How” shall mean algorithms, apparatus, databases, data collections, diagrams, designs, formulae, inventions (whether or not patentable), know-how, methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Knowledge. “knowledge” shall mean, with respect to any party as to any particular matter, the actual knowledge, after reasonable investigation, of the executive officers of such party regarding such matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, edict, decree, rule or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or The NASDAQ Stock Market).

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been delivered by Parent to the Company on the date of the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, individually or when considered together with all other Effects, is or would reasonably be expected to have a material adverse effect on: (a) the business, properties, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole or (b) the ability of Parent to timely consummate the Merger.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Representatives. “Representatives” shall mean directors, officers, agents, attorneys, accountants, advisors, financing sources and representatives.

Required Company Stockholder Vote.

“Required Company Stockholder Vote” has the meaning as defined in Section 6.3.

Required UPI Stockholder Vote.  “Required UPI Stockholder Vote” has the meaning as defined in Section 6.5.

 Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person (a) directly or indirectly owns or purports to own, beneficially or of record: (i) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (ii) at least 50% of the outstanding equity, voting or financial interests in such Entity; or (b) is a general partner of the Entity.

Tax. “Tax” shall mean any federal, state, local, or foreign tax (including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, national health insurance, excise, ad valorem, transfer, stamp, sales, use, property, custom duty, withholding or payroll tax), including any penalty, interest or addition thereto), imposed by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration or other document (including any schedule or attachment thereto, and including any amendment thereof) required to be filed with any Governmental Body with respect to Taxes.